Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

Synalloy Executes Agreement to Purchase and Leaseback
Munhall Property for $10.0 Million and Announces Planned
Agreement to Purchase Marcegaglia’s Galvanized Tube Business for $10.0 Million

Richmond, Virginia, May 29, 2018...Synalloy Corporation (Nasdaq:SYNL) today announced its entrance into a purchase and sale agreement to purchase Marcegaglia’s real property in Munhall, PA for $10.0 million. At or prior to closing, the Company intends to designate title to the property to Store Capital who will fund the acquisition and own the property, and subsequently, the Company’s subsidiary, Bristol Metals, will lease the property back from Store Capital, on terms and conditions consistent with the Company’s current master lease arrangement with Store Capital. Upon closing of the purchase-leaseback, the Company will enter into an absolute triple net lease with the Store Capital pursuant to which the Company will lease the Munhall, PA location for an initial term of 20 years, with two renewal options of 10 years each. The closing of the transaction is subject to customary due diligence and other closing conditions and is scheduled for the end of June 2018.

Additionally, the Company and Marcegaglia have agreed to simultaneously sign and close an asset purchase and sale, whereby Bristol Metals will acquire Marcegaglia’s galvanized tube operations at the Munhall, PA location for $10.0 million. The transaction is expected to close simultaneously with the Company’s purchase-leaseback of the Munhall, PA property, with an effective date of July 1, 2018.

“The acquisition of Marcegaglia’s galvanized tube business represents the perfect bolt-on opportunity for Synalloy and Bristol Metals,” said Craig Bram, Synalloy’s President and Chief Executive Officer.  “For the past 15 months, Bristol Metals under a service agreement with Marcegaglia, has provided the production team and supervision for this business unit.  We have gained extensive knowledge of the product line, the customer base and various end markets.  The high frequency mills and associated equipment that will be part of the acquisition are not currently operating at full capacity. Additionally, Bristol Metals recently purchased a high frequency Oto tube mill which we plan to commission in the fourth quarter.  The excess capacity and low manufacturing cost of these high frequency lines will enable us to further penetrate the market for galvanized tubing and begin immediate production of ornamental stainless steel pipe and tube. Our existing sales team is well versed and knowledgeable in both the galvanized and ornamental stainless steel pipe and tube markets. Furthermore, this acquisition supplements our ability to fulfill domestic demand as a result of the Section 232 steel tariffs.  The galvanized product line is currently generating $23.0 million in annual revenue and the ornamental stainless steel pipe and tube product line will be ramped to an annual run rate of approximately $25.0 million by year-end.  Total Adjusted EBITDA will approach $5.0 million annually.  Synalloy’s net investment, including projected earn-outs, will approximate $15.0 million.”

Synalloy Corporation (Nasdaq: SYNL) is a growth oriented company that engages in a number of diverse business activities including the production of stainless steel pipe, fiberglass and steel storage tanks and specialty chemicals and the master distribution of seamless carbon pipe and tubing. For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Forward-Looking Statements
This press release includes and incorporates by reference "forward-looking statements" within the meaning of the federal securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from

Exhibit 99.1

historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in oil and nickel prices; unforeseen delays in completing the integrations of acquisitions; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence and other risks detailed from time-to-time in the Company's Securities and Exchange Commission filings. The Company assumes no obligation to update the information included in this release.

Contact: Dennis Loughran at (804) 822-3266